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                                                                   EXHIBIT 21.1

The subsidiaries of the Company are:

              Name                                Jurisdiction of Incorporation
              ----                                -----------------------------

Carbide/Graphite Management Corporation                      Delaware

C/G Specialty Products Management Corporation                Delaware

Carbon/Graphite International                                Barbados